JETBLUE AIRWAYS REPORTS JULY TRAFFIC

New York, NY (August 10, 2018) -- JetBlue Airways Corporation (NASDAQ: JBLU) reported its preliminary traffic results for July 2018. Traffic in July increased 6.2 percent from July 2017, on a capacity increase of 4.1 percent.

Load factor for July 2018 was 88.9 percent, an increase of 1.8 points from July 2017. JetBlue’s preliminary completion factor was 97.6 percent and its on-time (1) performance was 67.2 percent. JetBlue continues to expect third quarter revenue per available seat mile (RASM) to range between 0.0 to 3.0 percent.

JETBLUE AIRWAYS TRAFFIC RESULTS

	July 2018	July 2017	% Change
Revenue passenger miles (000)	4,755,179	4,476,806	6.2%
Available seat miles (000)	5,350,842	5,138,529	4.1%
Load factor	88.9%	87.1%	1.8 pts.
Revenue passengers	3,940,085	3,752,577	5.0%
Departures	32,705	32,087	1.9%
Average stage length (miles)	1,096	1,079	1.6%

	Y-T-D 2018	Y-T-D 2017	% Change
Revenue passenger miles (000)	29,663,847	28,009,071	5.9%
Available seat miles (000)	34,513,241	32,964,107	4.7%
Load factor	85.9%	85.0%	0.9 pts.
Revenue passengers	24,743,681	23,776,429	4.1%
Departures	212,439	208,046	2.1%
Average stage length (miles)	1,093	1,075	1.7%

(1) The U.S. Department of Transportation considers on-time arrivals to be those domestic flights arriving within 14 minutes of schedule.
JetBlue is New York's Hometown Airline®, and a leading carrier in Boston, Fort Lauderdale-Hollywood, Los Angeles (Long Beach), Orlando, and San Juan. JetBlue carries more than 40 million customers a year to 102 cities in the U.S., Caribbean, and Latin America with an average of 1,000 daily flights. For more information please visit jetblue.com.

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